As filed with the U.S. Securities and Exchange Commission on August 20, 2018.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tenzing Acquisition Corp.

(Exact name of registrant as specified in its charter)

British Virgin Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

250 West 55th Street

New York, New York 10019

(212) 710-5220

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rahul Nayar
Chief Executive Officer
250 West 55th Street
New York, New York 10019
(212) 710-5220(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart Neuhauser, Esq. Barry Grossman, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300 (212) 370-7889 — Facsimile	Simon Schilder Michael Killourhy Ogier Ritter House, 6th Floor Wickhams Cay II PO Box 3170 Road Town, Tortola British Virgin Islands, VG1110 (+1284) 852 7300	Mitchell S. Nussbaum Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000 (212) 407-4990 — Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-226263

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Security Being Registered	Amount being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one ordinary share, $0.0001 par value and one redeemable warrant (2)	575,000 Units	$10.00	$5,750,000	$715.88
Ordinary shares included as part of the units(3)(4)	575,000 Shares	—	—	—
Redeemable warrants included as part of the units(4)	575,000 Warrants	—	—	—
Total			$5,750,000	$715.88	(5)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)

Represents only the additional number of securities being registered. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-226263).

(3)

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.

(4)	No fee pursuant to Rule 457(g).

(5)

The Registrant previously registered securities having a proposed maximum aggregate offering price of $57,500,000 on its Registration Statement on Form S-1, as amended (File No. 333-226263), which was declared effective by the Securities and Exchange Commission on August 20, 2018. In accordance with Rule 462(b) under the Securities Act, an additional number of securities having a proposed maximum offering price of $5,750,000 is hereby registered, which includes securities issuable upon the exercise of the underwriters’ over-allotment option.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462 (b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-1 is being filed with respect to the registration of 575,000 additional units of Tenzing Acquisition Corp., a British Virgin Islands company (the “Registrant”), each consisting of one ordinary share and one warrant, pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction V to Form S-1. Each warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per share, subject to certain adjustments. This Registration Statement relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-226263) (the “Prior Registration Statement”), initially filed by the Registrant on July 20, 2018 and declared effective by the Securities and Exchange Commission on August 20, 2018. The required opinions of counsel and related consents and accountant’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. All exhibits filed with or incorporated by reference in the Registration Statement on Form S-1 (SEC File No. 333-226263) are incorporated by reference into, and shall be deemed a part of, this Registration Statement, and the following additional exhibits are filed herewith, as part of this Registration Statement:

Exhibit
No.	Description

5.1	Opinion of Ogier

5.2	Opinion of Ellenoff Grossman & Schole LLP

23.1	Consent of Marcum LLP

23.2	Consent of Ogier (included in Exhibit 5.1)

23.3	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.2)

24	Power of Attorney (included in signature page to the Registrant’s Prior Registration Statement (File No. 333-226263) filed on July 20, 2018)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of August, 2018.

Tenzing Acquisition Corp.

By:	/s/ Rahul Nayar
Name: Rahul Nayar
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Rahul Nayar	Chief Executive Officer and Director	August 20, 2018
Rahul Nayar	(Principal Executive Officer)

/s/ Gonzalo Cordova	Chief Financial Officer	August 20, 2018
Gonzalo Cordova	(Principal Financial and Accounting Officer)

/s/ Parag Saxena	Chairman	August 20, 2018
Parag Saxena

/s/ Atanuu Agarrwal	Vice President	August 20, 2018
Atanuu Agarrwal